[Letterhead of SunTrust Mortgage, Inc.]

GMAC- RFC

2255 N. Ontario Street Suite # 400

Burbank,CA 91504

Attention: Compliance Officer: Jeb Robinson

Re: Annual Compliance Statement (See Attached List)

In connection with the loans serviced by SunTrust Mortgage, Inc. (the "Company") pursuant to the Company's Servicing Agreement(s)/Purchase and Sale Agreement(s) with GMAC-RFC and any applicable Reconstitution Agreement(s) (together, the "Transaction Agreements"), I, the undersigned officer, hereby certify the following that:

(i)

The Company conducted a review of its activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Transaction Agreements during such period has been made under my supervision; and

(ii)

To the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Transaction Agreements in all material respects throughout such calendar year (or applicable portion thereof), except as follows:

•

As to the issue identified at §229.1122(d)(2)(vii), in one instance during the year, bank reconciliation contained items that required enhanced explanations and that were not fully resolved within 90 calendar days of original identification. SunTrust Mortgage has enhanced its procedures and controls around the relevant reconciliation process to prevent any future compliance concerns.

IN WITNESS WHEREOF, I do hereby certify the foregoing as of the date hereof.

SunTrust Mortgage, Inc.	SunTrust Mortgage, Inc.

/s/ Jason C. Spooner	/s/ Marvin L. Watts
Jason C. Spooner	Marvin L. Watts
Senior VP – Default Division	Executive VP – Servicing Division
March 26, 2009	March 26, 2009

DEAL ID
2006-QS12
2006-QS14
2006-QS15
2006-QS16
2006-QS17
2006-QS18
2006-QS3
2006-QS6
2006-QS7
2006-QS8
2006-QS9
2006-RS3
2006-RS4
2006-RS5
2006-RS6
2006-S10
2006-S12
2006-S5
2006-S6
2006-S9
2007-QA1
2007-QS1
2007-QS2
2007-QS5
2007-QS6
2007-RS1
2007-RS2
2007-S8
2007-SA1